Exhibit 15.1

May 9, 2011

West Marine, Inc.

500 Westridge Drive

Watsonville, CA 95076

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of West Marine, Inc. and subsidiaries as of April 2, 2011 and April 3, 2010 and for the 13-week periods then ended, as indicated in our report dated May 9, 2011; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended April 2, 2011, is incorporated by reference in Registration Statements File No. 333-02903, effective June 17, 1996, File No. 333-04712, effective April 17, 2002, File No. 333-87124, effective April 29, 2002, File No. 333-102109, effective December 30, 2002, File No. 333-125291, effective May 27, 2005, File No. 333-134031, effective May 12, 2006, File No. 333-143285, effective May 25, 2007, File No. 333-151290, effective May 30, 2008, and File No. 333-159501, effective May 27, 2009, of West Marine, Inc., all on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ GRANT THORNTON LLP

San Francisco, California